 Item 26h.ix.c

AMENDMENT TO PARTICIPATION AGREEMENT

This Amendment to Participation Agreement is dated this 23rd day of June 2010, by and among THIRD AVENUE VARIABLE SERIES TRUST (the “Trust”), THIRD AVENUE MANAGEMENT LLC (the “Adviser”) and TRANSAMERICA LIFE INSURANCE COMPANY (the “Company”) (collectively, the “parties”).

WITNESSETH:

WHEREAS, the parties hereto have entered into a Participation Agreement dated as of June 16, 2003 (the “Participation Agreement”), pursuant to which the Adviser has agreed to make shares of the Trust available for purchase and redemption by certain Accounts of the Company in connection with the Company’s Variable Insurance Products; and

WHEREAS, the parties desire to modify the Participation Agreement in certain respects;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Defined Terms.  Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Participation Agreement.

2. Amendment to Participation Agreement.  The Participation Agreement is hereby amended by replacing Schedule A of the Participation Agreement with Schedule A attached to this Amendment.

3. Terms and Conditions. Except as specifically amended hereby, all of the terms and conditions of the Participation Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

4. Binding Authority. Each of the parties hereby represents and warrants that the execution, delivery and performance of this Amendment are within the party’s corporate power and have been or will be duly authorized by all necessary corporate action, and this Amendment constitutes the legal, valid and binding obligation of the party in accordance with its terms.

5. Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

6. Applicable Law. This Amendment shall be construed in accordance with and be governed by the laws of the state of Iowa.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on their behalf by their duly authorized officers as of the day and year first written.

THIRD AVENUE VARIABLE SERIES TRUST

By: /s/ Vincent J. Dugan

Name: Vincent J. Dugan

Title: CFO

THIRD AVENUE MANAGEMENT LLC

By: /s/ Vincent J. Dugan

Name: Vincent J. Dugan

Title: CFO

TRANSAMERICA LIFE INSURANCE COMPANY

By: /s/Harold M. Buckner, Jr.

Name: Harold M. Buckner, Jr.

Title: SVP

SCHEDULE A

SEPARATE ACCOUNTS, ASSOCIATED CONTRACTS, AND PORTFOLIOS

Name of Separate Account and Date Established by the Board of Directors	Policy Form Numbers of Contracts Funded	Available Portfolio

Transamerica Corporate Separate Account Sixteen Established June 16, 2003	Advantage X EM VC1 TL703 (may vary by state)	Third Avenue Value

PFL Corporate Account One Established October 10, 1998	Advantage V WL712 136 84 798 (may vary by state)	Third Avenue Value

	Advantage VI	Third Avenue Value
WL93613689101
(may vary by state)

Transamerica Separate Account R3 Established November 23, 2009	Advantage R3 Form Number EM VC2 0709 (may vary by state)	Third Avenue Value